Exhibit 10.58

AMENDED AND RESTATED
AKORN, INC.
EMPLOYEE STOCK PURCHASE PLAN

     1. Akorn, Inc. (the “Company”) hereby establishes the Akorn, Inc. Employee Stock Purchase Plan (the “Plan”) to make possible acquisition of the common stock of the Company (“Company stock”) at a 15% discount by eligible employees of the Company and its subsidiaries.

     2. The effective date of the Plan is November 1, 1988, if ratified by the Company’s shareholders at their October 1988 meeting. The Plan shall continue until terminated by the Board of Directors of the Company or all shares authorized to be purchased under this Plan have been purchased.

     3. The total amount of Company stock acquired by Participants through the Plan shall not exceed one million shares. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the common stock of the Company, the number of shares of common stock permitted to be purchased hereunder shall be adjusted in proportion to the change in outstanding shares of common stock. The Company may acquire shares for the Participants by purchase, either on the open market or in private transactions, by delivery of treasury shares, or by issuance of new shares. All costs shall be paid by the Company.

     4. Each person who has been regularly employed (averaging 30 hours or more per week) by the Company for 12 continuous months through October 31, 1988, or through the end of any calendar quarter ending thereafter, is eligible to participate in the Plan. Participation can commence as of the first day of the month next following the completion of the eligibility requirements, or as of the first day of any subsequent calendar quarter. References hereafter to calendar quarters of participation shall include the initial two-month participation period of November 1 to December 31, 1988.

     5. Each eligible employee becomes a Participant by signing a Purchase Agreement (a sample of the form of Purchase Agreement is attached to this Plan as Exhibit A) and delivering it to the Company’s President on or before the last day of the month preceding the calendar quarter in which participation begins; provided that the Purchase Agreement for the first participation period (November 1 to December 31, 1988) can be delivered as late as November 10, 1988. A copy of the Prospectus contained in the Registration Statement prepared in connection with the Plan shall be given to each eligible employee along with a form of Purchase Agreement within a reasonable time before the last day preceding the first calendar quarter in which the employee is eligible to participate.

     6. In his Purchase Agreement, an eligible employee can dedicate a specific percentage of his semi-monthly paychecks and any cash bonuses to the purchase of Company stock. The amount dedicated from each paycheck shall not exceed 15% of the amount of the Participant’s gross compensation used in calculating the amount of the paycheck.

     7. The amount withheld during a calendar quarter shall be applied to acquire Company stock at the end of that calendar quarter. If acquired by purchase, the Company shall make the purchases for the Participants within the five business days following the last day of that calendar quarter. If acquired by delivery of treasury stock or issuance of new shares, the price shall be fixed at the average of the highest and lowest price at which the Company stock was traded on the last day of that calendar quarter in which the stock was traded. The Company shall acquire or issue for each Participant that number of whole shares that can be acquired at the aforesaid price with the amount equal to 100/85 of the total amount withheld from the Participant’s paychecks for that calendar quarter.

     8. A Participant can change his election by signing a new Purchase Agreement effective as of the first day of any calendar quarter if the new Purchase Agreement is delivered to the Company’s President prior to the commencement of that calendar quarter.

     9. Each Participant who remains continuously employed through a calendar quarter shall receive as soon as possible after the end of that quarter certificates representing the full shares purchased with the amount that has been withheld from his pay during that quarter pursuant to his Purchase Agreement.

     10. Any Participant who terminates employment for any reason (other than death) before the end of a calendar quarter shall acquire no Company stock for that quarter and all amounts withheld from his pay during that quarter for the purpose of buying Company stock shall be delivered to him.

     11. A Participant can revoke a Purchase Agreement (on a form attached as Exhibit B) effective as of the pay period following the receipt of the revocation by the Company’s President. If he does so and remains employed through the end of the calendar quarter, the amount actually withheld during the quarter pursuant to his Purchase Agreement shall be applied to the acquisition of Company stock pursuant to Paragraph 7. If a Participant is an officer or director of the Company subject to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Participant will not be allowed to participate in the Plan for a period of six months after the effectiveness of a revocation of a Purchase Agreement.

     12. Upon a Participant’s death during a calendar quarter the amount withheld from his pay during the quarter pursuant to his Purchase Agreement shall be applied to the purchase of Company stock, and certificates representing these shares of Company stock shall be delivered by the Company to the Participant’s succession representative or other successor as soon as convenient after the end of the quarter in which the death occurs.

     13. No fractional shares shall be issued for a Participant, nor shall any excess of the purchase price over 100/85 of Participant’s contribution to the cost of the stock be delivered to him.

     14. The right to receive Company stock is non-transferable, except as described above in the event of the Participant’s death, and no Company stock acquired under this

Plan may be transferred (other than by gift or inheritance) until one year following the date the stock is issued unless the Company’s President agrees in writing to the transfer. If a Participant is an officer or director of the Company subject to Section 16 of the 1934 Act, no Company stock acquired under the Plan may be transferred for a period of six months after issuance.

     15. The Plan may be amended by the Company through its Board of Directors, but no amendment shall have the effect of modifying any Purchase Agreement as to the purchase of Company stock with funds already withheld unless the affected Participant agrees. Furthermore, any amendment to the Plan which (a) materially increases the number of shares which may be acquired through the Plan, (b) materially increases the benefits accruing to Participants in the Plan, or (c) materially modifies the requirements for eligibility for participation in the Plan must be approved by the shareholders.

     16. The Plan may be discontinued by the Company at any time. If discontinued during a calendar quarter (rather than at the end of the quarter) each Participant shall receive a certificate for that number of whole shares of Company stock which can be acquired by the amount withheld pursuant to his Purchase Agreement during the quarter prior to the discontinuance. Such purchases shall be made pursuant to Paragraph 7, except that purchases shall be made within 10 days after the discontinuance, and treasury or newly- issued shares shall be priced based on the most recent trading date ending on the date the Plan is terminated. The resulting certificates shall be distributed within 30 days after the date of the discontinuance.

     17. Any significant Plan date ending on a Saturday, Sunday or holiday shall be deemed to be the next regular business day.

     18. Notices to the Company shall be effected by delivery in writing to the Company’s President.

AKORN, INC.

By:

Date: